Exhibit 99.1

FOR FURTHER INFORMATION:	RE:	FTI Consulting, Inc.
900 Bestgate Road
Annapolis, MD 21401
(410) 224-8770

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR
GROUP:
Jack Dunn	Winnie Lerner/Jessica Liddell
President & CEO	(212) 371-5999
(410) 224-1483

FTI CONSULTING COMPLETES ACQUISITION OF

CAMBIO HEALTH SOLUTIONS

ANNAPOLIS, MD, May 31, 2005—FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic/litigation/technology and economic consulting, today announced that it has completed its previously announced acquisition of the assets of privately-held Cambio Health Solutions, LLC.

The purchase price was approximately $43.0 million, comprised of $30.1 million of cash plus $12.9 million in shares of FTI common stock. The cash portion of the purchase price was financed by FTI from cash on hand. The acquisition is forecast to generate revenues for the seven month period through December 31, 2005 of approximately $18 million with operating income of approximately $6 million, and be accretive to FTI’s earnings per share for 2005 by approximately $0.05 per share, net of the effect of rapid amortization of intangible assets.

Cambio Health Solutions is a leading provider of change management solutions for hospital and health systems. It provides strategic, operational and turnaround management consulting services to improve the operational efficiency and financial performance of its clients which include academic medical centers, integrated delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. Cambio was founded in 1989 and is based in Nashville, Tennessee.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic/litigation/ technology and economic consulting. Located in 24 of the major U.S. cities, London and Melbourne, FTI’s total workforce of more than 1,000 employees includes numerous PhDs, MBAs, CPAs, CIRAs, CFEs, and technologists who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation. Additional information is available at: www.fticonsulting.com.

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This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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